EX.99.(d)(22)

GOLDMAN SACHS TRUST

71 South Wacker Drive

Chicago, Illinois 60606

August 14, 2014

GS Investment Strategies, LLC

200 West Street

New York, NY 10282

MANAGEMENT AGREEMENT

Dear Sirs:

Goldman Sachs Trust (the “Registrant”) is organized as a statutory trust under the laws of the State of Delaware to engage in the business of an investment company. The shares of the Registrant (“Shares”) may be divided into multiple series (“Series”), including the Series listed on Annex A (including any Series added to Annex A in the future, each a “Fund”). Each Series will represent the interests in a separate portfolio of securities and other assets. Each Series may be terminated, and additional Series established, from time to time by action of the Trustees of the Registrant (the “Trustees”). The Registrant on behalf of each Fund has selected you to act as the investment adviser of each Fund and to provide certain services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions set forth in this Management Agreement (this “Agreement”). The provisions of this Agreement shall be construed as applying separately to each Fund. Accordingly, references to “the Fund” shall mean each Fund.

The Registrant agrees with you as follows:

1. You hereby grant to the Registrant, without a fee, a non-exclusive, non-transferable limited right to use the name “Goldman Sachs” in connection with the Fund. The Registrant acknowledges your and/or your affiliates’ exclusive right, title, and interest in and to the name “Goldman Sachs” and to the associated trademarks and service marks, and will not, at any time, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such rights, titles, and interests. The Registrant acknowledges that the sole right granted to the Registrant under this Agreement is to use the name “Goldman Sachs” in connection with the Fund, and covenants and agrees not to use the name “Goldman Sachs” for any other purpose whatsoever. The Registrant may exercise the non-exclusive, non-transferable limited right to use the name “Goldman Sachs” in connection with the Fund granted to the Registrant in this Paragraph only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Upon termination of this Agreement, the Registrant (to the extent that it lawfully can) will cause the Fund to cease to use the name “Goldman Sachs.”

2. Sub-Advisers. You may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), to act as sub-advisers to provide with respect to the Fund certain services set forth in Paragraphs 3 and 7 hereof, all as shall be set forth in a written contract to which you shall be a party and the Registrant, on behalf of the Fund, shall be a party or a third-party beneficiary, which contract shall be subject to approval (i) by the vote of a majority of the Trustees who are not interested persons of you, the sub-adviser, or of the Registrant, cast in person at a meeting called for the purpose of voting on such approval, and (ii) except as otherwise permitted under the terms of any exemptive relief granted by the Securities and Exchange Commission (the “SEC”), or by rule or regulation, by the vote of a majority of the outstanding voting securities of the Fund, as that term is defined by the Investment Company Act of 1940, as amended (the “1940 Act”). Such sub-advisers may be, but are not required to be, affiliated with you. The provisions contained in Paragraphs 3 and 7 of this Agreement, as applicable, shall not be construed as requiring you to provide directly to the Fund the services described therein to the extent that, in accordance with the terms of this Paragraph 2, you have engaged one or more sub-advisers to provide such services. However, in each such case, you shall be responsible for the supervision of the activities of each sub-adviser so engaged. Subject to the foregoing, you shall not be deemed responsible or liable for any decision by a sub-adviser to purchase, hold, or sell any securities, cash or financial instruments for the Fund.

3. Management Services.

(a) Subject to the general supervision of the Trustees, you will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. You may determine from time to time in your discretion what securities, cash and other financial instruments shall be purchased, retained or sold for the Fund within the parameters of the provisions of this Agreement, all applicable laws, rules and regulations and the Fund’s registration statement on Form N-1A under the 1940 Act as amended from time to time, or any successor form thereto (the “Registration Statement”).

(b) Your authority hereunder shall include the power to buy, sell, and hold such securities and other instruments on behalf of the Fund, and to open accounts and execute trading agreements and any other customary documents and representation letters on behalf of the Fund as you deem appropriate within the parameters of Section 3(a) and the conditions of this Agreement.

(c) You are hereby appointed the Fund’s agent and attorney-in-fact to exercise in your discretion all rights and perform all duties which may be exercisable in relation to any assets of the Fund, including without limitation the right to vote (or in your discretion, refrain from voting), tender, exchange, endorse, transfer, or deliver any securities on behalf of the Fund, to participate in or consent to any class action, distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities; and to execute and bind the Fund in waivers, consents and covenants related thereto.

(d) You shall discharge your responsibilities hereunder in compliance with (i) the 1940 Act and the Advisers Act, and the rules and regulations adopted under each from time to time; (ii) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) applicable to regulated investment companies (as defined in the Internal Revenue Code); (iii) the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations adopted thereunder from time to time; (iv) all other applicable federal and state laws and regulations, including without limitation, the rules of any self-regulatory organization; (v) the Registrant’s Amended and Restated Declaration of Trust and By-Laws, as each may be amended from time to time; (vi) the objectives, policies and limitations for the Fund set forth in Registration Statement; and (vii) such guidelines, policies and procedures adopted by the Trustees with respect to the Fund or to your activities under this Agreement and provided to you in writing. You shall maintain compliance procedures and operational processes for the Fund to ensure the Fund’s compliance with the foregoing, and that you reasonably believe are adequate to ensure your compliance with applicable law.

(e) Subject to the general supervision of the Trustees, you will provide certain administrative services to the Fund. You will, to the extent such services are not required to be performed by others pursuant to the administration agreement, the custodian agreement, the transfer agency agreement (to the extent that a person other than you is serving thereunder as the Registrant’s transfer agent) or such other agreements with service providers to the Fund that the Trustees shall have approved, (i) provide supervision of all aspects of the Fund’s operations not referred to in paragraphs (a) through (d) above; (ii) provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund; (iii) arrange for, at the Registrant’s expense, (a) the preparation for the Fund of all required tax returns, (b) the preparation and submission of reports to existing shareholders and regulatory authorities, and (c) the preparation and submission of the Fund’s prospectuses and statements of additional information and all other documents necessary to fulfill regulatory requirements and maintain registration and qualification of the Fund and each class of shares thereof with the SEC and other regulatory authorities; (iv) maintain all of the Fund’s records and (v) provide the Fund with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items.

(f) You will also provide to the Trustees such periodic and special reports as the Trustees may reasonably request. You shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Registrant or the Funds in any way or otherwise be deemed an agent of the Registrant or the Funds.

(g) You will maintain all books and records with respect to the Fund’s securities and other transactions required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Fund’s custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the 1940 Act. You agree that any records that you maintain for the Fund shall be the property of the Fund, and you further agree to surrender promptly to the Fund any such records upon the Fund’s request. You will also provide to the Trustees such periodic and special reports as the Trustees may reasonably request.

(h) Your services hereunder are not deemed exclusive and you shall be free to render similar services to others.

4. Allocation of Charges and Expenses. You will pay all costs incurred by you in connection with the performance of your duties under paragraph 3. You will pay the compensation and expenses of all personnel of yours and will make available, without expense to the Fund, the services of such of your partners, officers and employees as may duly be elected officers or Trustees of the Registrant, subject to their individual consent to serve and to any limitations imposed by law. You will not be required to pay any expenses of any Fund other than those specifically allocated to you in this paragraph 4. In particular, but without limiting the generality of the foregoing, you will not be required to pay: (i) operational and organizational expenses of the Fund; (ii) fees and expenses incurred by the Fund in connection with membership in investment company organizations; (iii) brokers’ commissions and any other transaction-related expenses and fees arising out of transactions effected on behalf of the Fund; (iv) payment for portfolio pricing services to a pricing agent, if any; (v) legal, auditing or accounting expenses; (vi) taxes or governmental fees; (vii) the fees and expenses of the administrator, the transfer agent or any sub-transfer agent of the Registrant; (viii) the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of Shares of the Fund; (ix) the expenses of and fees for registering or qualifying Shares for sale and of maintaining the registration of the Fund and registering the Registrant as a broker or a dealer; (x) if the Investment Manager is deemed to be a “commodity pool operator” with respect to the Fund, the out-of-pocket costs incurred by the Investment Manager in connection with its preparation or revision of the Fund’s disclosure documents and periodic reports to shareholders in order to comply with the CEA and/or the rules adopted by the Commodity Futures Trading Commission (“CFTC”) thereunder; (xi) the fees and expenses of Trustees who are not affiliated with you; (xii) the cost of preparing and distributing reports and notices to shareholders, the SEC and other regulatory authorities; (xiii) costs of holding shareholder meetings; (xiv) the fees or disbursements of custodians of the Fund’s assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or By-Laws of the Registrant insofar as they govern agreements with any such custodian; (xv) premiums for insurance for which the Registrant is a named insured; or (xvi) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business. You shall not be required to pay expenses of activities which are primarily intended to result in sales of Shares of the Fund.

To the extent that expenses to be borne by the Registrant or the Fund pursuant to this Section 4 are paid by the Investment Manager, the Registrant, acting on behalf of the Fund, shall reimburse the Investment Manager for such expenses.

5. Compensation of the Manager.

(a) For all services to be rendered and payments made as provided in paragraphs 3 and 4 hereof, the Registrant on behalf of the Fund will pay you each month in arrears a fee at an annual rate equal to the percentage of the average daily net assets of the Fund set forth with respect to such Fund on Annex A. The “average daily net assets” of a Fund shall be determined on the basis set forth in the Fund’s prospectus(es) or otherwise consistent with the 1940 Act and the regulations promulgated thereunder. The fee payable for any calendar month during which this Agreement is in effect for less than the entire month with respect to the Fund shall be pro-rated based on the number of calendar days during such month that the Agreement was in effect with respect to the Fund.

(b) In addition to the foregoing, you may from time to time agree not to impose all or a portion of your fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by you. Any such fee reduction or undertaking may be discontinued or modified by you at any time.

6. Delivery of Information.

(a) You shall report regularly on a timely basis to the Trustees and shall make appropriate persons, including portfolio managers, available for the purpose of reviewing with the Board on a regular basis at reasonable times the management of the Fund, the performance of the Fund in relation to standard industry indices and the Fund’s own performance benchmark, and general conditions affecting the marketplace. You agree to render to the Trustees such other periodic and special reports, and to provide such information and assistance, on a timely basis regarding your activities under this Agreement as the Trustees may reasonably request.

(b) If required by the CEA or the rules and regulations thereunder promulgated by the CFTC, you will provide the Fund with a copy of your most recent CFTC disclosure document or a written explanation of the reason why you are not required to deliver such a disclosure document.

7. Portfolio Transactions. In connection with purchases or sales of portfolio securities and other instruments for the account of the Fund, neither you nor any of your partners, officers or employees will act as a principal, except as otherwise permitted by the 1940 Act. You or your agent shall arrange for the placing of orders for the purchase and sale of portfolio securities and other instruments for the Fund’s account either directly with the issuer or with any broker or dealer (including Goldman, Sachs & Co.), foreign currency dealer, futures commission merchant or other party selected by you. In the selection of such brokers or dealers (including Goldman, Sachs & Co.) and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution possible, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. Subject to applicable legal requirements, the Investment Manager may select a broker based partly upon brokerage or research services provided to the Fund, the Investment Manager and any of its other accounts. It is also understood that it may be desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses and brokerage services that are consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act”), and are provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to compliance with the safe harbor provided by Section 28(e) of the 1934 Act, you are authorized to consider such services provided to the Fund and other accounts over which you or any of your affiliates exercises investment discretion and to place orders for the purchase and sale of securities for the Fund with such brokers, if you determine in good faith that the amount of commissions for executing such portfolio transactions is reasonable in relation to the value of the brokerage and research services provided by such brokers, subject to review by the Registrant’s Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to your clients concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. You may, but are not obligated to, on occasions when you deem the purchase or sale of a security to be in the best interests of the Fund as well as your other customers (including any other Series or any other investment company or advisory account for which you or any of your affiliates acts as an investment adviser), aggregate, to the extent permitted by applicable laws, rules and regulations, the securities to be sold or purchased on an average price basis in order to obtain the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by you in the manner you consider to be fair and equitable and consistent with your fiduciary obligations to the Fund and to such other customers.

8. Services by Your Affiliates. The parties acknowledge and agree that you may, in your discretion, utilize personnel employed by your affiliates to perform services pursuant to this Agreement by way of a “participating affiliate” agreement in accordance with, and to the extent permitted by, the 1940 Act and the Advisers Act, including the published interpretations thereof by the SEC or its staff. Such participating affiliate agreements shall subject the personnel providing such services to your compliance and other programs with respect to their activities on behalf of the Fund. For the avoidance of doubt, it is acknowledged and agreed that you assume full responsibility for all actions, and any failure to act, by each person utilized by you to perform services under this Agreement.

9. Compliance.

(a) You shall provide your compliance policies and procedures pertaining to your services provided to the Fund under this Agreement to the Fund’s Chief Compliance Officer to permit the Fund’s Chief Compliance Officer to conduct review and oversight of such policies and procedures in accordance with Rule 38a-1 under the 1940 Act and shall promptly notify the Fund’s Chief Compliance Officer of: (1) any material changes to its compliance policies and procedures; (2) any new policies and procedures that you adopt pursuant to Rule 206(4)-7 under the Advisers Act or otherwise as they pertain to activities performed for or on behalf of the Fund; and (3) the retirement of any policies and procedures previously adopted by you pursuant to Rule 206(4)-7 under the Advisers Act or otherwise as they pertained to activities performed for or on behalf of the Fund.

(b) You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and have provided the Fund’s Chief Compliance Officer with a copy of the code of ethics and evidence of its adoption, and will notify the Fund’s Chief Compliance Officer of any material changes to (including policies added to or deleted from) the code of ethics.

10. Limitation of Liability of Manager and Fund. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Registrant or the Fund shall be deemed, when acting within the scope of his position with or employment by the Fund, to be acting in such capacity solely for the Fund and not as your employee or agent. The Fund shall not be liable for any claims against any other Series of the Registrant.

11. Duration and Termination of this Agreement. This Agreement shall be effective with respect to each Fund on the date set forth opposite the Fund’s name on Annex A (the “Effective Date”), provided that it shall have been approved by the Trustees and by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated, shall continue in effect until the second anniversary of the Effective Date and for periods of one year thereafter, but only so long as each such one-year period of continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such approval and (b) by a vote of a majority of the Trustees or of a majority of the outstanding voting securities of such Fund. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on 60 days written notice to the other party, be terminated in its entirety or as to a particular Fund or as to a particular one of you at any time without the payment of any penalty, by the Trustees, by vote of a majority of the outstanding voting securities of the applicable Fund, or by such of you as may be applicable with respect to the Fund or Funds at issue. This Agreement shall automatically terminate with respect to a Fund in the event of its assignment with respect to such Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

12. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement with respect to any Fund shall be effective until approved (a) by vote of the holders of a majority of that Fund’s outstanding voting securities, if so required by the 1940 Act and if relief from such requirement has not been granted to, or may not otherwise be relied upon by, the Registrant or the Fund, and (b) by a majority of the Trustees of the Registrant, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Registrant and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment. Notwithstanding the foregoing, this Agreement may be amended at any time to add to a new Fund to Annex A provided such amendment is approved by a majority of the Trustees of the Registrant, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Registrant and have no financial interest in this Agreement. This paragraph does not apply to any agreement described in paragraph 5(b) hereof, which shall be effective during the period you specify in a prospectus, sticker, or other document made available to current or prospective shareholders of the Fund.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder. To the extent that the applicable laws of the State of New York or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control.

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The name Goldman Sachs Trust is the designation of the Trustees for the time being under a Declaration of Trust dated January 28, 1997, as amended from time to time, and all persons dealing with the Registrant or a Fund must look solely to the property of the Registrant or such Fund for the enforcement of any claims as none of Trustees, officers, agents or shareholders of the Registrant or any Fund assume any personal liability for obligations entered into on behalf of the Registrant. No Fund shall be liable for any claims against any other Series.

If you are in agreement with the foregoing, please sign the form of acceptance on the Registrant counterpart of this letter and return such counterpart to the Registrant, whereupon this letter shall become a binding contract.

Yours very truly,

GOLDMAN SACHS TRUST

Attest:	/s/ Caroline Kraus	By:	/s/ James McNamara
Name:	Caroline Kraus	Name: James McNamara
Title:	Secretary	Title: President

The foregoing Agreement is hereby accepted as of the date thereof.

GS INVESTMENT STRATEGIES, LLC

Attest:	/s/ Caroline Kraus	By:	/s/ Raanan Agus
Name:	Caroline Kraus	Name: Raanan Agus
Title:	Secretary	Title: Managing Director

Amended Annex A

Fund	Fee (Annual Rate)	Effective Date
Goldman Sachs Long Short Fund	1.60% on first $2 billion 1.44% over $2 billion up to $5 billion 1.37% over $5 billion up to $8 billion 1.34% over $8 billion	August 14, 2014

GOLDMAN SACHS TRUST

By:	/s/ James McNamara
Name: James McNamara
Title: President

GS INVESTMENT STRATEGIES, LLC

By:	/s/ Raanan Agus
Name: Raanan Agus
Title: Managing Director

Dated: August 14, 2014